Exhibit 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

SAN DIEGO, CA – April 30, 2015 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter 2015.

“Senomyx has started the year with our commercialization goals on-track,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Since our last quarterly earnings report, our partners PepsiCo and Firmenich have continued to execute their plans in support of their commercialization of our new flavor ingredient, Sweetmyx® S617. Based on recent feedback from these partners Senomyx continues to expect that the first commercial sale of a product containing Sweetmyx S617 will occur mid-year 2015, although the specific timing remains outside of our control. We also continue to expect our commercial revenue growth in 2015 and beyond will be driven primarily by Sweetmyx S617 commercialization and the ramp-up of our direct sales revenues,” Poyhonen concluded.

“Senomyx’s direct sales team is now marketing five Complimyx® brand flavor offerings to leading flavor houses,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “Since our last quarterly update, three new flavor companies have reported ’wins’ using our flavor ingredients with their consumer products clients, increasing the total to six. A ’win’ occurs when a flavor company is awarded new business by a consumer products company, which in our case is a flavor system that incorporates a Complimyx flavor ingredient. In addition, Senomyx achieved repeat sales and other flavor companies have placed initial orders. Importantly, nearly 30 flavor houses have presented sample flavor solutions that include Senomyx’s Sweetmyx, Savorymyx®, and/or Bittermyx® ingredients to their consumer products company clients. Finally, as a secondary focus, Senomyx’s sales team is also continuing to conduct demonstrations directly with consumer products companies to generate awareness of our flavor ingredients,” Wicker commented.

Q1 2015 Financial Results:

At March 31, 2015, Senomyx held $25.1 million in cash, cash equivalents and investments available-for-sale.

Development revenues were $4.3 million in the first quarter of 2015 compared to $6.8 million in the first quarter of 2014. The decrease was primarily due to a $1.7 million decrease in development revenues resulting from an extension of the revenue recognition period for the $30 million license fee related to the PepsiCo Sweet Taste Program collaboration in accordance with PepsiCo’s election in May 2014 to extend the research funding period an additional two years to August 2016. There was no impact on cash flow because the $30 million of license fee payments were received in 2010. Also contributing to the decrease in development revenues was the achievement of $1.3 million in development milestones related to our Sweet Taste Program in 2014, whereas no such milestone revenues were recorded in 2015. These decreases were partially offset by an increase in research funding revenues related to our Salt Taste Program collaboration with PepsiCo that began in the second quarter of 2014.

Commercial revenues were $657,000 in the first quarter of 2015 compared to $1.4 million in the first quarter of 2014. The decrease primarily resulted from a $906,000 reduction in minimum royalties related to our Savory Taste Program due to the conclusion of a collaboration agreement with Nestlé at the end of 2014. This decrease was partially offset by increases in direct sales and other royalties from collaborators.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $6.4 million for the first quarter of 2015 from $7.0 million for the first quarter of 2014. The decrease was primarily attributable to reduced patents and licensing costs in 2015 due to the timing of patent filings and associated legal expenses. Also contributing to the decrease in expenses was a reduction in research and development supplies expenses in 2015.

Selling, general and administrative expenses, including stock-based compensation expenses, were $3.1 million for the first quarters of both 2015 and 2014.

Total non-cash, stock-based compensation expenses were $1.4 million for each of the first quarters of 2015 and 2014.

The net loss for the quarter ended March 31, 2015 was $0.11 per share, compared to $0.05 per share for the quarter ended March 31, 2014.

Financial Review and Outlook:

“First quarter 2015 financial results were in-line with management expectations,” stated Tony Rogers, Senior Vice President and Chief Financial Officer. “Looking forward, commercial revenue growth will begin with the second quarter. Furthermore, we continue to expect that Sweetmyx S617 commericial revenue and the ramp up of direct sales will drive growth as we move through the year. With our current cash balance and sources of funding, Senomyx remains well-positioned to achieve our goals and we do not have plans to raise money through the issuance of equity or debt to fund the current scope of our operations. Today we are reiterating our 2015 financial guidance,” Rogers concluded.

For the full year 2015, Senomyx continues to expect:

●	Total revenues of approximately $25 million to $30 million, of which approximately $7 million to $10 million are commercial revenues with gross margin percentage between 80% and 90%
●	Total operating expenses of $40 million to $43 million, of which approximately $6 million are non-cash, stock-based compensation expenses
●	Net loss of $13 million to $15 million
●	Basic and diluted net loss of $0.28 to $0.35 per share
●	Year-end cash, cash equivalents and investments available for sale balance greater than $20 million

Senomyx ended the first quarter with $25.1 million in cash and no debt, as well as $17.2 million in committed future development payments from its collaborators. In addition, Senomyx will receive commercial payments and it has significant milestone payment opportunities under existing collaborations. Based on current Senomyx operating plan assumptions, including recent information on the anticipated timing of Sweetmyx S617 commercialization by its partners and the revenue ramp-up of its direct sales effort, the Company expects to achieve initial profitability in the second half of 2016.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, April 30, 2015 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 24914133.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients that allow food and beverage companies to create better-for-you products.  Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2015 and the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; the fact that the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,349	$6,800
Commercial revenues	657	1,404
Total revenues	5,006	8,204

Operating expenses:
Cost of commercial revenues	84	101
Research, development and patents (including $594 and $622, respectively, of non-cash stock-based compensation)	6,403	7,017
Selling, general and administrative (including $784 and $761, respectively, of non-cash stock-based compensation)	3,096	3,102
Total operating expenses	9,583	10,220

Loss from operations	(4,577)	(2,016)

Other income	8	8

Net loss	$(4,569)	$(2,008)

Basic and diluted net loss per share	$(0.11)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	43,500	41,467

Condensed Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$25,102	$28,738
Other current assets	4,739	5,588
Property and equipment, net	3,749	3,835
Total assets	$33,590	$38,161

Accounts payable, accrued expenses and other current liabilities	$3,747	$5,903
Deferred revenues	5,482	5,691
Deferred rent	1,028	870
Leasehold incentive obligation	1,956	2,139
Stockholders’ equity	21,377	23,558
Total liabilities and stockholders’ equity	$33,590	$38,161